Exhibit 99.1
STREAMLINE HEALTH SOLUTIONS, INC.
News Release of Streamline Health Solutions, Inc. Dated April 2, 2007
News Release
Streamline Health Solutions, Inc.
COMPANY CONTACT:
Paul W. Bridge, Jr.
Chief Financial Officer
(513) 794-7100
FOR IMMEDIATE RELEASE
STREAMLINE HEALTH SOLUTIONS, INC. REPORTS FOURTH QUARTER
AND FISCAL YEAR 2006 RESULTS
Cincinnati, Ohio, April 2, 2007 —Streamline Health Solutions, Inc. (NASDAQ Capital Market: STRM) today announced the financial results for the fourth quarter and fiscal year ended January 31, 2007.
Revenues in the fourth quarter of fiscal year 2006 were $3.8 million compared with the record $6.2 million in the fourth quarter of fiscal year 2005. Operating profit for the fourth quarter was $309 thousand compared with $1.9 million in the fourth quarter of fiscal year 2005. Net earnings for the quarter were $296 thousand or $0.03 per share, compared with $2.8 million or $0.30 per share in the fourth quarter of fiscal year 2005.
For the 2006 fiscal year ended January 31, 2007, revenues were $15.9 million compared with $16.1 million in fiscal year 2005. Operating profit for the fiscal year was $182 thousand compared with $1.7 million in fiscal year 2005. Net earnings for fiscal year 2006 were $96 thousand or $0.01 per share compared with $2.6 million or $0.28 per share in fiscal year 2005.
J. Brian Patsy, President and Chief Executive Officer, stated, “Our fourth quarter performance was clearly disappointing and well below management’s expectations. This was a direct result of the fact that we did not finalize contract negotiations on several significant transactions which we expected to close in the fourth quarter. However, it is important to note that none of these opportunities were lost. As a matter of fact, one of these transactions has already closed in the first quarter, and the remaining agreements are near completion. We are pleased to report that should the remaining agreements be completed as anticipated, we expect record first quarter revenues and an excellent start to our new fiscal year.
As I have stated in the past, significant quarterly fluctuations in revenues and operating profit may result from the timing of contract closings, as these contracts can be complex and often require extensive negotiations. Because our 2006 revenues were adversely impacted by these delays and not by the loss of any anticipated opportunities in the pipeline, we have revised our annual revenue growth expectations upward for fiscal 2007.
Here are some of the more significant milestones for fiscal 2006:
•	We signed several new major application-hosting services customers, one of which was the first through our largest remarketing partner. These new hosted customers will contribute to our recurring revenues in 2007 and beyond, once they are fully implemented,

•	We signed several new software licensing customers through our direct sales force and through our remarketing partner, bringing the total number of healthcare facilities under contract to more than 180 facilities,

•	We continued to expand the depth and breadth of our document workflow solutions within our installed base, including an enterprise expansion of our software license at Albert Einstein Health Network,

•	We released a major new version of our entire product portfolio and expanded our portfolio of workflow solutions,

•	We have completed development of the integration with the GE Centricity Business® solution to complement our existing integration with the GE Centricity Enterprise® solution. We also completed integration with Epic System’s EpicCare® clinical information system and began integration with the Eclipsys Sunrise Clinical Manager® system,

•	We enhanced and expanded remarketing partner relationships with GE Healthcare, Standard Register and Healthcare Resolution Services to increase our market presence and further leverage our hosted document workflow solutions,

•	We increased the number of independent directors to four with the addition of Andrew L. Turner,

•	We were named by Forbes magazine as one of the 200 Best Small Companies, and

•	We completed the name change to Streamline Health®, which was approved by the shareholders at the 2006 annual meeting, to better describe the value we bring to our customers.”

Mr. Patsy continued, “We have made significant investments in our future throughout 2005 and 2006, by increasing our staff an additional 50% over the past 2 years, in order to take advantage of what we believe are significant market opportunities.”
Paul W. Bridge, Jr., Streamline Health’s Chief Financial Officer, commented, “In January we entered into a new 5-year, $5 million revolving credit facility at favorable rates. This new credit facility provides us with the flexibility needed to achieve our anticipated growth. In early February, we repaid the outstanding balance of our debt and we are now debt free for the first time since July, 1998.”
Mr. Bridge concluded, “Our 2007 operating plan is predicated on prudently investing in additional sales, product development and implementation staffs to provide the resources necessary to continue significant revenue growth in the years ahead.”
Mr. Patsy continued, “We remain confident in our overall strategy, which includes expansion into new healthcare market opportunities in business process management and portal integration, while extending our distribution capabilities, domestically and internationally, through our current and anticipated new remarketing partners.”
Mr. Patsy concluded, “Our vision is to provide enterprise-wide business process improvement solutions to healthcare organizations through the application of the following six integrated technologies: document workflow, document management, portal connectivity, e-forms, integration/interoperability with legacy systems and Optical Character Recognition (OCR). Our comprehensive solutions and services address and improve inefficient business processes to eliminate process “Friction PointsTM” that impede the flow of document-centric information throughout the healthcare enterprise.
We are excited about our workflow, document management and portal connectivity solutions that ‘make information flow’ seamlessly throughout healthcare organizations, thereby improving operating efficiencies. Our business solutions offer healthcare organizations the tools needed to provide improved productivity, reduced administrative costs, and enhanced patient care.”
CONFERENCE CALL INFORMATION
The fourth quarter and fiscal year end conference presentation and call will be held at 10:00 a.m. Eastern Time, on Tuesday April 3, 2007. The call will feature remarks from J. Brian Patsy, President and Chief Executive Officer, William A. Geers, Chief Operating Officer, and Paul W. Bridge, Jr., Chief Financial Officer.
To listen to the call please go to www.streamlinehealth.net approximately twenty minutes before the conference call is scheduled to begin. You will need to register as well as download and install any necessary audio software. The webcast will be available on the website for 30 days.

About Streamline Health Solutions, Inc.
Streamline Health is a leading supplier of workflow and document management tools, applications and services that assist strategic business partners and healthcare organizations to improve operational efficiencies through business process optimization. The Company provides integrated tools and technologies for automating document-intensive environments, including document workflow, document management, e-forms, portal connectivity, optical character recognition (OCR) and interoperability.
The Company’s workflow-based services offer solutions to inefficient and labor-intensive healthcare business processes throughout the revenue cycle, such as chart coding, abstracting and completion, remote physician order processing, pre-admission registration scanning and signature capture, insurance verification, secondary billing services, explanation of benefits processing and release of information processing. The Company’s solutions also address the document workflow needs of the Human Resource and Supply Chain Management processes of the healthcare enterprise. All solutions are available for purchase or through a remote hosting services model that better matches customers’ capital or operating budget needs.
Streamline Health’s solutions create a permanent document-based repository of historical health information that is complementary and can be seamlessly integrated with existing disparate clinical, financial and administrative information systems, providing convenient electronic access to all forms of patient information from any location, including secure web-based access. These integrated solutions allow providers and administrators to link existing systems with documents, which can dramatically improve the availability of patient information while decreasing direct costs associated with document retrieval, work-in-process, chart processing, document retention and archiving. For additional information, please visit our website at http://www.streamlinehealth.net.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995
Statements made by Streamline Health Solutions, Inc. that are not historical facts are forward-looking statements that are subject to risks and uncertainties. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements, included herein. These risks and uncertainties include, but are not limited to, the expectations and timing of the execution of new licensing agreements and the related timing of the revenue recognition related thereto, the impact that increased expenditures on infrastructure and products could have on operations which may not result in projected increases in revenues, the impact of competitive products and pricing, product demand and market acceptance, new product development, key strategic alliances with vendors that resell Streamline Health products, the ability of the Company to control costs, availability of products produced from third party vendors, the healthcare regulatory environment, healthcare information systems budgets, availability of healthcare information systems trained personnel for implementation of new systems, as well as maintenance of legacy systems, fluctuations in operating results and other risks detailed from time to time in the Streamline Health Solutions, Inc. filings with the U. S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Financial Statements Attached

STREAMLINE HEALTH SOLUTIONS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
	January 31,		January 31,
	2007	2006	2007	2006
Revenues:
Systems sales	$802,271	$3,778,511	$4,278,792	$6,112,727
Services, maintenance and support	2,204,586	1,626,600	8,314,979	6,950,182
Application-hosting services	836,874	794,499	3,273,202	3,063,899

Total revenues	3,843,731	6,199,610	15,866,973	16,126,808

Operating expenses:
Cost of systems sales	377,334	858,073	2,426,595	2,256,046
Cost of services, maintenance and support	960,113	840,086	3,609,386	3,130,374
Cost of application-hosting services	274,936	298,339	1,130,583	1,050,470
Selling, general and administrative	1,432,992	1,657,023	5,802,656	5,218,303
Product research and development	489,398	637,927	2,716,163	2,733,293

Total operating expenses	3,534,773	4,291,448	15,685,383	14,388,486

Operating profit	308,958	1,908,162	181,590	1,738,322
Other income (expense):
Interest income	13,062	28,114	77,337	93,322
Interest expense	(23,879)	(40,846)	(131,286)	(147,933)

Earnings before income taxes	298,141	1,895,430	127,641	1,683,711
Income tax (expense) benefit	(2,180)	867,361	(31,180)	867,361

Net earnings	$295,961	$2,762,791	$96,461	$2,551,072

Basic net earnings per common share	$0.03	$0.30	$0.01	$0.28

Diluted net earnings per common share	$0.03	$0.29	$0.01	$0.27

Number of shares used in per common share computations — basic net earnings	9,211,399	9,152,824	9,195,415	9,121,369

Number of shares used in per common share computations — diluted net earnings	9,712,825	9,629,868	9,722,346	9,425,050

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$3,316,614	$4,634,219
Accounts receivable, net of allowance for doubtful accounts of $200,000, respectively	2,281,313	2,117,495
Contract receivables	1,357,433	2,268,913
Other, including deferred tax assets of $625,000 and $601,000, respectively	1,170,430	967,731

Total current assets	8,125,790	9,988,358

Property and equipment:
Computer equipment	2,132,853	2,120,321
Computer software	847,328	989,556
Office furniture, fixtures and equipment	733,320	736,858
Leasehold improvements	568,098	522,863

	4,281,599	4,369,598
Accumulated depreciation and amortization	(2,704,329)	(2,666,784)

	1,577,270	1,702,814
Capitalized software development costs, net of accumulated amortization of $5,116,568 and $4,033,232, respectively	3,753,361	2,706,697
Contract receivables — non-current	554,888	728,541
Other, including deferred tax assets of $1,250,000 and $1,274,000, respectively	1,289,536	1,306,741

	$15,300,845	$16,433,151

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$619,362	$1,055,539
Accrued compensation	432,142	1,139,587
Accrued other expenses	541,904	744,112
Deferred revenues	3,693,668	2,617,184
Current portion of capitalized leases	91,002	84,951
Current portion of long-term debt	—	1,000,000

Total current liabilities	5,378,078	6,641,373

Long-term debt	1,000,000	1,000,000
Capitalized leases	56,049	147,051
Lease incentives	222,484	293,409

Stockholders’ equity:
Convertible redeemable preferred stock, $0.01 par value per share, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value per share, 25,000,000 shares authorized, 9,211,399 and 9,159,541 shares issued, respectively	92,114	91,595
Capital in excess of par value	35,286,238	35,090,302
Accumulated (deficit)	(26,734,118)	(26,830,579)

Total stockholders’ equity	8,644,234	8,351,318

	$15,300,845	$16,433,151

Consolidated Statements of Cash Flows

	Fiscal Year
	2006	2005
Operating activities:
Net earnings	$96,461	$2,551,072
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,819,233	1,470,659
Equity award expense	111,137	—
Net deferred income taxes	—	(897,000)
Cash provided by (used for) assets and liabilities:
Accounts, contract and installment receivables	921,316	(1,808,739)
Other assets	(178,699)	10,385
Accounts payable	(436,177)	169,449
Accrued expenses	(909,654)	888,272
Deferred revenues	1,076,484	385,742

Net cash provided by operating activities	2,500,101	2,769,840

Investing activities:
Purchases of property and equipment	(610,353)	(867,620)
Capitalization of software development costs	(2,130,000)	(1,450,000)
Other	(77,720)	116,191

Net cash (used for) investing activities	(2,818,073)	(2,201,429)

Financing activities:
Proceeds from revolving credit facility	1,000,000	—
Repayment of long-term debt	(2,000,000)	—
Payment of capitalized leases	(84,951)	(203,356)
Exercise of stock options and stock purchase plan	85,318	88,091

Net cash (used for) financing activities	(999,633)	(115,265)

Increase (Decrease) in cash and cash equivalents	(1,317,605)	453,146
Cash and cash equivalents at beginning of year	4,634,219	4,181,073

Cash and cash equivalents at end of year	$3,316,614	$4,634,219

Supplemental cash flow disclosures:
Interest paid	$129,674	$148,338

Income taxes paid (refund)	$66,537	$(27,972)

Leasehold improvements (included in property and equipment) paid for by the landlord as a lease inducement	$—	$326,000

Capital Lease	$—	$267,237